Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement made effective May 1, 2006 (the “Agreement”) is between TESCO CORPORATION, a corporation organized under the laws of the Province of Alberta, Canada (hereinafter referred to as “Employer”) and NIGEL M. LAKEY (hereinafter referred to as “Executive”). The Employer and Executive are collectively referred to herein as the “Parties,” and individually referred to as a “Party.”

R E C I T A L S:

WHEREAS, Employer desires to employ Executive as Senior Vice President Marketing and Business Development on a continuing basis;

WHEREAS, Executive desires to be employed by Employer pursuant to all of the terms and conditions hereinafter set forth; and

WHEREAS, Executive will have access to Employer’s Confidential Information as a result of his employment with Employer.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is AGREED as follows:

1. Purpose. The purpose of this Agreement is to formalize the terms and conditions of Executive’s employment with Employer. The recitals contained herein represent both Parties’ intentions with respect to the terms and conditions covered and cannot be amended during the term of the Agreement except by written addendum to the Agreement signed by both Parties.

2. Definitions. For the purposes of this Agreement, the following words shall have the following meanings:

(a) “Employer” means TESCO CORPORATION.

(b) “Cause,” in connection with a termination by Employer, shall mean: (1) embezzlement or theft by Executive of any property of Employer; (2) any breach by Executive of any material provision of this Agreement; (3) any act by Executive constituting a felony or otherwise involving theft, fraud, gross dishonesty, or moral turpitude; (4) negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer, or director of Employer; (5) Executive’s breach of his fiduciary obligations to Employer; or (6) any chemical dependence of the Executive which adversely affects the performance of his duties and responsibilities to Employer.

(c) “Change of Control” means: (1) the acceptance of a take-over offer by shareholders representing 35% of the issued and outstanding Common Shares; (b) the acquisition by any company(ies) or individual(s) of more than 35% of the issued and outstanding Common Shares; (c) the acquisition by any company(ies) or individual(s) of

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less than 35% of the issued and outstanding Common Shares which nevertheless results in the ability of such company(ies) or individual(s) to elect a majority of the directors of the Corporation or affect management of the Corporation; (d) the merger, consolidation or amalgamation of the Corporation with another entity; or (e) the sale of all or substantially all of the assets of the Corporation.

(d) “Confidential Information” means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer; (2) not generally known outside Employer; and (3) which relates to any aspect of Employer or its business, research, or development. “Confidential Information” includes, but is not limited to, Employer’s trade secrets, proprietary information, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts, suppliers, vendors, and information provided to Employer by a third Party under restrictions against disclosure or use by Employer or others.

(e) “Conflict of Interest” means any activity which might adversely affect Employer or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which Employer does business.

(f) “Copyright Works” are materials for which copyright protection may be obtained including, but not limited to: literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

(g) “Good Reason,” in connection with a termination by Executive, shall occur when the Employer, without Cause, (i) implements a material adverse change in the overall level of the responsibilities and/or duties of the Executive; (ii) reduces Executive’s base compensation, with the base compensation meaning the Executive’s Salary, Benefits and Stock Options; (iii) implements a material adverse change in the terms of Executives performance bonus program for calendar years subsequent to 2006, unless offset by an increase in other compensation; (iv) requires that Executive change his primary work location by more than fifty (50) miles or; (v) creates a material breach of this Agreement by the Employer that continues for more than thirty (30) days after Executive gives written notice to the Employer regarding such breach.

(h) “Inventions” means inventions (whether patentable or not), discoveries, improvements, designs, and ideas (whether or not shown or described in writing or reduced to practice) including, and in addition to any such Confidential Information or Copyright Works.

3. Duration. The relationship of employment established by this Agreement shall become effective on May 1, 2006, and continue unless terminated as hereinafter provided.

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4. Duties and Responsibilities. Upon the effective date of employment under this Agreement, Executive shall diligently render his services to Employer as Senior Vice President Marketing and Business Development, in accordance with Employer’s directives, and shall use his best efforts and good faith in accomplishing such directives. The Senior Vice President Marketing and Business Development shall report to the Chief Executive Officer. Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not less than forty (40) hours/week) to the business of Employer, and shall not engage in any activities which will interfere with such efforts. Executive shall well and faithfully serve Employer during the continuance of his employment hereunder and shall use his best efforts to promote the interests of Employer. Executive’s home office will be in Houston, Texas. Executive shall serve, with no additional compensation in comparable positions with affiliates of the Employer as the Chief Executive Officer of the Employer may determine from time to time following the effective date of employment under this Agreement.

5. Compensation and Benefits. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:

(a) Salary. Executive shall receive a base annual salary of TWO HUNDRED THOUSAND DOLLARS AND NO CENTS ($200,000.00 U.S.) payable in equal monthly installments, subject to deduction of statutorily required amounts and amounts payable by employees of Employer for employee benefits. The annual salary to be paid by Employer to Executive shall be reviewed at least annually and may from time to time be increased as approved by the Employer’s Board of Directors.

(b) Continuing Performance Bonus. For calendar years subsequent to 2006, Executive shall be eligible for an annual performance bonus under Employer’s performance bonus program as approved by the Employer’s Board of Directors from time to time. Particulars of the Employer’s performance bonus program and the performance goals and targets to be applied thereunder will be determined prior to the commencement of each successive calendar year with the input and agreement of the Executive.

(c) Stock Options. The Executive shall be entitled to receive stock options granted under the existing Stock Option Plan of the Employer, a copy of which plan has been provided to Executive to the extent that the Employer’s Board of Directors approves any such grants from time to time or at all.

(d) Benefits. Executive shall be entitled to participate in Employer’s various employee benefit plans in the same manner as other senior management employees of Employer.

(e) Expenses. Executive shall be reimbursed by Employer for all reasonable expenses incurred by the Executive in performance of his duties hereunder upon the submission of vouchers, bills or receipts for such expenses.

(f) Vacation. Executive will be provided four (4) weeks paid vacation in each calendar year, subject to any further increase pursuant to the Employer’s vacation policy.

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6. Termination.

(a) Employer may terminate Executive’s employment upon his death, or if he is unable to perform the essential functions of his position with reasonable accommodation for four (4) consecutive months, or for a total of four (4) months during any twelve (12) month period.

(b) Employer also may terminate Executive’s employment immediately for “Cause.” Prior to terminating this Agreement for Cause, Employer must give Executive thirty (30) days advance written notice of such intent and the grounds therefore, such that Executive has the opportunity to cure and/or rectify the alleged breach. Only if Executive does not cure the alleged breach at the end of thirty (30) days may Employer terminate Executive for Cause.

(c) Employer may terminate this Agreement without Cause upon fourteen (14) days written notice to Executive.

(d) Executive may terminate this Agreement upon fourteen (14) days written notice to Employer. In the event Executive terminates his employment in this manner, he shall remain in Employer’s employ subject to all terms and conditions of this Agreement for the entire fourteen (14) day period unless instructed otherwise by Employer.

(e) Executive may terminate this Agreement for “Good Reason” by giving Employer thirty (30) days advance written notice of such intent and the grounds thereof.

7. Severance. Executive shall be entitled to the following compensation upon termination of his employment under the following circumstances:

(a) Death, Disability, Expiration of Agreement, or Resignation. In the event Executive’s employment is terminated as a result of his death, disability, or Executive’s voluntary resignation, he shall not be entitled to receive any further compensation under this Agreement.

(b) Without Cause. In the event Executive’s employment with Employer is terminated without Cause, Executive shall be entitled to continue to receive salary payments, payable on regularly scheduled pay days for twenty-four (24) months.

(c) Termination by Executive for Good Reason. In the event that Executive terminates his employment with Employer for Good Reason, Executive shall be entitled to continue to receive salary payments, payable on regularly scheduled pay days for twenty-four (24) months.

(d) Change in Control. Employer and Executive shall enter into a Change of Control Agreement substantially in the form provided to the Executive and providing that: (i) Executive shall be entitled to receive a lump sum payment equal to two (2) times his annual salary in the event the Executive is terminated without cause within one (1) year of a Change of Control or elects to leave the employ of Employer within sixty (60)

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days of a Change of Control; and (ii) subject to Employer’s Board of Directors’ approval, all unvested stock options held by Executive shall vest immediately upon a Change of Control.

(d) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another person. Employer’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others.

8. Inventions, Confidential Information, Patents, and Copyright Works.

(a) Notification of Company. Upon conception, all Inventions, Confidential Information, and Copyright Works shall become the property of Employer (or the United States Government where required by law) whether or not patent or copyright registration applications are filed for such subject matter. Executive will communicate to Employer promptly and fully all Inventions, or suggestions (whether or not patentable), all Confidential Information or Copyright Works made, designed, created, or conceived by Executive (whether made, designed, created, or conceived solely by Executive or jointly with others) during the period of his employment with Employer: (a) which relate to the actual or anticipated business, research, activities, or development of Employer at the time of the conception; or (b) which result from or are suggested by any work which Executive has done or may do for or on behalf of Employer; or (c) which are developed, tested, improved, or investigated either in part or entirely on time for which Executive was paid by Employer, or using any resources of Employer.

(b) Transfer of Rights. Executive agrees, during his employment with Employer, to assign and transfer to Employer Executive’s entire right, title, and interest in all Inventions, Confidential Information, Copyright Works and Patents prepared, made or conceived by or in behalf of Executive (solely or jointly with others): (a) which relate in any way to the actual or anticipated business of Employer, or (b) which relate in any way to the actual or anticipated research or development of Employer, or (c) which are suggested by or result, directly or indirectly, from any task assigned to Executive or in which Executive otherwise engages in behalf of Employer. Executive also agrees to do all things necessary to transfer to Employer Executive’s entire right, title, and interest in and to all such Inventions, Confidential Information, Copyright Works or Patents as Employer may request, on such forms as Employer may provide, at any time during or after Executive’s employment. Executive will promptly and fully assist Employer during and subsequent to his employment in every lawful way to obtain, protect, and enforce Employer’s patent, copyrights, trade secret or other proprietary rights for Inventions, Confidential Information, Copyright Works or Patents in any and all countries.

(c) Notice of Rights Under State Statutes. No provision in this Agreement is intended to require assignment of any of Executive’s rights in an Invention for which no equipment, supplies, facilities, Confidential Information, Copyright Works, Inventions, Patents or information of Employer was used, and which was (1) developed entirely on

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Executive’s own time; (2) does not relate to the business of Employer or to the actual or demonstrably anticipated research or development of Employer; and (3) does not result from any work performed by Executive for Employer or assigned to Executive by Employer.

(d) Rights in Copyrights. Unless otherwise agreed in writing by Employer, all Copyright Works prepared wholly or partially by Executive (alone or jointly with others) within the scope of his employment with Employer, shall be deemed a “work made for hire” under the copyright laws and shall be owned by Employer. Executive understands that any assignment or release of such works can only be made by Employer. Executive will do everything reasonably necessary to enable Employer or its nominee to protect its rights in such works. Executive agrees to execute all documents and to do all things necessary to vest in Employer Executive’s right and title to copyrights in such works. Executive shall not assist or work with any third Party that is not an employee of Employer to create or prepare any Copyright Works without the prior written consent of Employer.

(e) Assistance in Preparation of Applications. Executive will promptly and fully assist, if requested by Employer, in the preparation and filing of Patents and Copyright Registrations in any and all countries selected by Employer and will assign to Employer Executive’s entire right, title, and interest in and to such Patents and Copyright Registrations, as well as all Inventions or Copyright Works to which such Patents and Copyright Registrations pertain, to enable any such properties to be prosecuted under the direction of Employer and to ensure that any Patent or Copyright Registration obtained will validly issue to Employer.

(f) Execute Documents. Executive will promptly sign any and all lawful papers, take all lawful oaths, and do all lawful acts, including testifying, at the request of Employer, in connection with the procurement, grant, enforcement, maintenance, exploitation, or defense against assertion of any patent, trademark, copyright, trade secret or related rights, including applications for protection or registration thereof. Such lawful papers include, but are not limited to, any and all powers, assignments, affidavits, declarations and other papers deemed by Employer to be necessary or advisable.

(g) Keep Records. Executive will keep and regularly maintain adequate and current written records of all Inventions, Confidential Information, and Copyright Works he participates in creating, conceiving, developing, and manufacturing. Such records shall be kept and maintained in the form of notes, sketches, drawings, reports, or other documents relating thereto, bearing at least the date of preparation and the signatures or name of each employee contributing to the subject matter reflected in the record. Such records shall be and shall remain the exclusive property of Employer and shall be available to Employer at all times.

(h) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Inventions, Confidential Information, or Copyright Works and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with Employer shall be the exclusive property of Employer, shall not be copied and/or

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removed from the premises of Employer, except in pursuit of the business of Employer, and shall be delivered to Employer, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by Employer. Employer shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of Employer upon termination of Executive’s employment and at any time during employment by Employer, to ensure compliance with the terms of this Agreement.

(i) Other Contracts. Executive represents and warrants that he is not a Party to any existing contract relating to the granting or assignment to others of any interest in Inventions, Confidential Information, Copyright Works or Patents hereafter made by Executive except insofar as copies of such contracts, if any, are attached to this Agreement.

(j) Assignment After Termination. Executive recognizes that ideas, Inventions, Confidential Information, Copyright Works, Copyright Registrations or Patents relating to his activities while working for Employer that are conceived or made by Executive, alone or with others, within one (1) year after termination of his employment may have been conceived in significant part while Executive was employed by Employer. Accordingly, Executive agrees that such ideas, Inventions, Confidential Information, Copyright Works, Copyright Registrations or Patents shall be presumed to have been conceived and made during his employment with Employer and are to be assigned to Employer.

(k) Prior Conceptions. At the end of this Paragraph, Executive has set forth what he represents and warrants to be a complete list of all Inventions, if any, patented or unpatented, or Copyright Works, including a brief description thereof (without revealing any confidential or proprietary information of any other Party) which Executive participated in the conception, creation, development, or making of prior to his employment with Employer and for which Executive claims full or partial ownership or other interest, or which are in the physical possession of a former employer and which are therefore excluded from the scope of this Agreement. If there are no such exclusions from this Agreement, Executive has so indicated by writing “None” below in his own handwriting.

Prior Conceptions:

9. Non-Competition, Non-Solicitation, and Confidentiality. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, he will have access to confidential information of Employer, will be provided with specialized training on how to perform his duties; and will be provided contact with Employer’s customers and potential customers. In consideration of all of the foregoing, Employer and Executive agree as follows:

(a) Non-Competition During Employment. Executive agrees that for the duration of this Agreement, he will not compete with Employer by engaging in the conception, design, development, production, marketing, or servicing of any product or

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service that is substantially similar to the products or services which Employer provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer.

(b) Non-Competition After Employment. Executive agrees that for a period of two (2) years after termination of his employment with Employer for any reason, including expiration of this Agreement, he will not compete with Employer in the United States or Canada by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Employer provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer; provided that Executive may accept employment with a business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer if Executive is employed by a division, affiliate, or subsidiary that does not offer or perform services, or offer or provide products substantially similar to the services and products provided by Employer and Executive understands and agrees that he cannot perform any services for the division, subsidiary, or affiliate which does compete with Employer.

(c) Conflicts of Interest. Executive agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform a corporate officer of Employer as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(d) Non-Solicitation of Customers. Executive further agrees that for the duration of this Agreement, and for a period of two (2) years after the termination of this Agreement for any reason, including expiration of the Agreement, he will not solicit or accept any business, for services or products substantially similar to the services or products offered by Employer, from any customer or client or prospective customer or client with whom Executive personally dealt or solicited in the last twelve (12) months Executive was employed by Employer.

(e) Non-Solicitation of Executives. Executive agrees that for the duration of this Agreement, and for a period of two (2) years after the termination of this Agreement for any reason, including expiration of the Agreement, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Employer to work for Executive or for any other entity, firm, corporation, or individual; provided however, that nothing in this paragraph shall prohibit a future employer of Executive from soliciting, attempting to hire, or hiring any person employed by Employer so long as Executive is not directly or indirectly involved in the process including, but not limited to providing names of such employees to anyone for purposes of possible employment and/or directing such employees to contact anyone for purposes of possible employment.

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(f) Confidential Information. Executive further agrees that he will not, except as Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third Party any Confidential Information or proprietary information of Employer, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. This section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive’s obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of Employer include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Employer.

(g) Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Employer prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(h) Confidential Information of Prior Employers. Executive will not disclose or use during the period of his employment with Employer any proprietary or confidential information or copyright works, subject to a confidentiality agreement, which Executive may have acquired because of employment with an employer other than Employer.

(i) Time Period Tolled. The time periods referenced in this Paragraph during which Executive is restrained from competing against Employer shall not include any period of time during which Executive is in breach of this Agreement. Said time periods referenced in this Paragraph will be tolled, such that Employer will receive the full benefit of the time period in the event Executive breaches this Agreement.

(j) Breach. Executive agrees that any breach of Paragraphs 9(a), (b), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Employer may have, Employer is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Employer’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(k) Independent Covenants. All covenants contained in Paragraph 9 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

10. Right to Enter Agreement. Executive represents and covenants to Employer that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a Party or by which he is bound.

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11. Assignment. This Agreement may be assigned by Employer, but cannot be assigned by Executive. An assignment of this Agreement by Employer shall not relieve Employer of any liability or obligation under this Agreement.

12. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

13. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

If to Executive:	Nigel M. Lakey
c/o Tesco Corporation 11330 Brittmoore Park Drive
Houston, Texas 77041

with a copy to:

If to Employer:	Julio M. Quintana c/o Tesco Corporation
11330 Brittmoore Park Drive
Houston, Texas 77041

with a copy to:	Rob Van Walleghem c/o Tesco Corporation
6204 – 6A Street SE
Calgary, Alberta T2H 2B7

14. Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

15. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Paragraphs 8 or 9, to the extent they are otherwise enforceable.

16. Arbitration. In the event any dispute arises out of Executive’s employment with Employer, or separation therefrom, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and Employer. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either Party may have against the other arising out of Executive’s employment with Employer, or separation therefrom; provided, however, that any claim Employer has for breach of the covenants contained in Paragraphs 8 and 9 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity.

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17. Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Employer during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Employer relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

18. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Employer.

19. Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, acknowledges that he has obtained independent legal advice from attorneys of his choice, and confirms that Executive has freely and voluntarily entered into this Agreement.

20. Effective Date. It is understood by Executive that this Agreement shall be effective when signed by both Employer and Executive, and that the terms of this Agreement shall remain in full force and effect both during the continuation of Executive’s employment and where applicable thereafter.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EMPLOYER

TESCO CORPORATION

Per:	/s/ Julio Quintana

Per:

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EXECUTIVE

SIGNED, SEALED AND DELIVERED in the presence of:

/s/ Nigel M. Lakey	/s/ Steven J. Smart
NIGEL M. LAKEY	Witness

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